UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

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[   ]           Preliminary Proxy Statement
[   ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ]           Definitive Proxy Statement
[   ]           Definitive Additional Materials
[X]           Soliciting Material Pursuant to §240.14a-12

The Commerce Group, Inc.

(Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 21, 2007, Gerald Fels, President, Chief Executive Officer and Chairman of the Board of The Commerce Group, Inc. (the “Company”) issued a letter to employees of the Company concerning future payments to the Company’s employees. The text of the letter is as follows:

To:	All Employees: CIC, ACIC, CWIC

From:	Gerald Fels, President and Chief Executive Officer

Subject:	Transition Update

Date:	November 21, 2007

On November 2, 2007 I wrote to you regarding how the funds in your ESOP will be distributed after the close of the merger with MAPFRE. With this merger, the CGI ESOP Stock fund will terminate and all its assets will be available to participants as cash if you wish to take a distribution, or rollover to Commerce’s tax qualified 401(k) or an IRA.

I am pleased to announce that in addition to these funds all eligible employees will also receive the following:

1.) A lump sum payment equal to 10% of 2007 W-2 Compensation increased by any pre-tax contributions made to the tax qualified benefit plans. This payment will be made within thirty days after the completion of the Commerce/MAPFRE merger.

2.) The cash bonus payments of one week regular pay will also be made to all eligible employees in April and October of 2008.

3.) Six months and twelve months after the completion of the Commerce/MAPFRE merger all eligible employees will receive an additional one week regular pay.

These payments are subject to taxes unless contributed to the 401(k) plan. Most employees will be eligible for these cash payments. The specific details and eligibility requirements can be found in the attachment.

Thank you again for your continued support as we enter this new and exciting phase in the history of our company.

Details on Eligibility Requirements:

1.)	For the 10% Bonus payment; you must have received W-2 wages with Commerce (or a Commerce affiliate whose employees were eligible to participate in the CGI ESOP Stock Fund in 2007) during 2007.
2.)	You must continue to be employed by Commerce (or such an affiliate) through the date on which the payment is distributed.
3.)
Your gross 2007 W-2 wages include your regular pay plus any pre-tax contributions that you may have made in 2007 to Commerce’s tax-qualified benefit programs, such as the 401(k) plan, dependent care assistance program, or other qualified benefit under our Section 125 cafeteria plan.

4.)	The payment will be subject to withholding except to the extent that you elect to contribute it on a pre-tax basis into Commerce’s tax-qualified 401(k) plan.
5.)
To be eligible for the cash bonuses, an employee must have received W-2 wages from Commerce or an affiliate in 2007 and be actively employed at the time these bonuses are distributed. These payments will also be subject to withholding except to the extent you elect to contribute them on a pre-tax basis into Commerce’s tax qualified 401(k) plan under the terms and conditions of that plan.

Note: As previously communicated to State-Wide Insurance Company employees, a contribution for 2007 WILL be made to the State-Wide Insurance Company Pension Plan for all eligible employees under the Plan. Therefore, only the cash bonuses mentioned in #5 above apply to State-Wide employees.

Additional Information and Where to Find It

In connection with the proposed MAPFRE merger, the Company will file a proxy statement and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMMERCE GROUP, INC. AND THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about the Company on the SEC's website at http://www.sec.gov. Free copies of the Company's SEC filings are also available from The Commerce Group, Inc., 211 Main Street, Webster, Massachusetts, 01570 Attention: Investor Relations.

Participants in the Solicitation

The Company, MAPFRE and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company's shareholders with respect to the proposed MAPFRE merger. Information regarding the executive officers and directors of the Company is set forth in its definitive proxy statement for its 2007 annual meeting filed with the SEC on April 17, 2007. Information about MAPFRE's directors and executive officers is available from its 2006 Annual Report, which can be obtained for free from its website at www.mapfre.com and is also available in a Schedule 13D filed by MAPFRE S.A. with the SEC on November 8, 2007. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger.